Exhibit 99.1
News Release

CONTACT:	ExxonMobil 972-444-1107	Exxon Mobil Corporation 5959 Las Colinas Boulevard Irving, TX 75039-2298 972 444 1107 Telephone 972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 25, 2010

ExxonMobil Announces Completion of All-Stock Transaction For XTO
New organization created to focus on global unconventional resource development

•	Jack Williams elected president and Keith Hutton named executive vice-president
•	To be known as XTO Energy Inc. and maintain head office in Fort Worth, TX
•	Nearly all of XTO's 3,300 employees to transition to new company

IRVING, Texas -- (BUSINESSWIRE) -- Exxon Mobil Corporation (NYSE: XOM) announced today it has completed its agreement with XTO Energy Inc., creating a new organization to focus on global development and production of unconventional resources.

Under the agreement, approved by XTO stockholders at a special meeting Friday, the new organization will continue to be known as XTO Energy Inc. and maintain its head office location in Fort Worth, Texas.

Jack Williams, a former vice president of ExxonMobil Development Company, has been elected president of XTO Energy Inc. Keith Hutton, formerly XTO’s chief executive officer, is executive vice president of the new organization.

“With this agreement, we are combining XTO’s skills, capabilities and asset base with ExxonMobil’s advanced research and development and operational capabilities, global scale and financial capacity,” said Williams. “The new organization will create the opportunity for more jobs and investment in the development and production of clean-burning natural gas both here in the United States and around the world.”

Nearly all of XTO’s 3,300 employees are transitioning to the new organization, which Hutton said is the result of what has been a key focus of transition planning since the agreement was announced in December 2009.

“ExxonMobil worked closely with XTO’s management to ensure employees understand how important they are to the future success of the new organization,” said Hutton. “XTO’s employees bring the ability to enhance ExxonMobil’s global operations through the vast experience they have gained in innovative and efficient resource development in the United States.”

Rex W. Tillerson, chairman and chief executive officer of ExxonMobil, said this conclusion of the agreement is good news for the United States as it will help produce more of America’s own clean-burning natural gas, which brings with it innovation, technology, investment and jobs.

“ExxonMobil’s Energy Outlook indicates that gas will grow more rapidly than any other major energy source given its availability and relatively low carbon profile,” said Tillerson. “We believe gas is the fuel of choice for power generation, producing fewer greenhouse gas emissions than other electrical-generation fuels, such as coal.”

The agreement received regulatory clearance from the competition authorities in March.

Under the agreement, each outstanding common share of XTO has been converted into the right to receive 0.7098 shares of ExxonMobil common stock, with cash to be paid in lieu of any fractional shares. More information on the exchange of XTO shares for ExxonMobil shares will be mailed to XTO stockholders in the near future.

XTO’s resource base is the equivalent of 45 trillion cubic feet of gas and includes shale gas, tight gas, coal bed methane, shale oil and conventional oil and gas production. These will complement ExxonMobil’s holdings in the United States, Canada, Germany, Poland, Argentina and Indonesia.

Analyst Conference Call Information

ExxonMobil will conduct an analyst conference call on Thursday, July 8, 2010 at 11 a.m. Eastern Time (10 a.m. Central Time) to discuss the transaction (URL will be available at www.exxonmobil.com).

The slides to be discussed during the call will be available at www.exxonmobil.com for viewing and download starting at 10:45 a.m. Eastern Time (9:45 a.m. Central Time) on July 8, 2010.

Audio Webcast Participation

Listen Only Numbers:
Domestic: 877-780-3379
International: 719-325-2269
Confirmation Code: 9648931

Replay Telephone Numbers:
888-203-1112 or 719-457-0820
Confirmation Code: 9648931

Replay available starting at 5 p.m. Eastern Time (4 p.m. Central Time), and running through July 15 at Midnight.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. For more information, visit www.exxonmobil.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this release regarding future plans, expectations, projections, events or conditions are forward-looking statements. Actual results, including business plans and results, integration benefits and demand growth, could differ materially as a result of a variety of factors, including: our ability to achieve the synergies and value creation contemplated by the merger; our ability to promptly and effectively integrate XTO’s businesses; the diversion of management time on integration-related issues; our ability to retain key XTO personnel; changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; political or regulatory developments; unforeseen technical or operating difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; and other factors discussed under the heading “factors affecting future results” available through the “investors” section on ExxonMobil’s website and in Item 1A of ExxonMobil’s 2009 Form 10-K. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. We assume no duty to update these statements as of any future date. References to resources in this release include quantities that are not yet classified as "proved reserves" under SEC definitions, but that we believe will ultimately be produced.